Exhibit 99.1


HARTMARX 2002 EARNINGS RELEASE DELAYED


CHICAGO, IL, February 6, 2003 - - Hartmarx Corporation (NYSE: HMX) today announced a delay in its release of operating results for its fiscal year ended November 30, 2002, pending completion of its review of the accounting records and practices at its women's wholesale operating unit, International Women's Apparel ("IWA"). While IWA represents approximately 4% of the Company's consolidated sales, it constitutes approximately 50% of the Company's Women's Apparel Group segment.

Homi B. Patel, president and chief executive officer commented, "Our internal auditors, as part of fiscal 2002 year-end work, identified various transactions that did not appear to have been properly accounted for in IWA's financial records for fiscal 2002 and prior periods. The Company promptly informed the Audit and Finance Committee of the Board of Directors and its independent auditors, and the Committee is directing a review of the records of IWA. The Company and its independent auditors are working closely together to complete the review and ascertain the impact on affected prior periods to enable the Company to release consolidated results for fiscal 2002.

Mr. Patel concluded by stating, "Based on the information that we have today, we believe that we will report positive pre-tax earnings for 2002 before consideration of extraordinary charges associated with the refinancing of high cost debt of approximately $4.2 million pre-tax, or $2.5 million, net of tax benefit. We continue to expect that we will have a significant earnings improvement in 2003."

Hartmarx produces and markets business, casual and golf apparel products under its own brands including Hart Schaffner & Marx, Hickey-Freeman, Palm Beach, Coppley, Cambridge, Keithmoor, Racquet Club, Naturalife, Pusser's of the West Indies, Royal, Brannoch, Riserva, Sansabelt, Barrie Pace, and Hawksley & Wight. In addition, Hartmarx has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Kenneth Cole, Burberry men's tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, Evan-Picone, Pierre Cardin, Perry Ellis, KM by Krizia, and Daniel Hechter. Hartmarx's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as "may," "will," "intend," "should," "expect," "believe," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. Hartmarx's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those factors set forth in Hartmarx's filings with the Securities and Exchange Commission ("SEC"). In addition, the current year audit has not been completed and its completion could result in adjustments. The reader is directed to the Company's periodic filings with the SEC for factors that may impact the Company's results of operations and financial condition. Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.